Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated May 3, 2011

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Base Metals Exchange Traded Notes



Description

The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD), PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the "PowerShares DB Base Metals ETNs") are the first U.S. exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index — Optimum Yield Industrial MetalsTM, which is intended to track the long or short performance of futures contracts relating to aluminum, copper and zinc.

Investors can buy and sell the PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may redeem the PowerShares DB Base Metals ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History[1]


ETN History[1] (Growth of $10,000 since June 30, 2008)
BDD (Double Long) BDG (Long) BOS (Short) BOM (Double Short)
$40k
$30k
$20k
$10k
$0
'08
'09
'10
'11
$9,920
$7,561
$7,147
$4,523

Source: DB / Bloomberg

Index Weights

As Of: 02-May-2011

Contract	Contract Expiry Date	Weight %
Aluminium	21-Sep-2011	36.18
Zinc	15-Jun-2011	28.59
Copper - Grade A	21-Mar-2012	35.22

PowerShares DB Base Metals ETN & Index Data

Ticker symbols

Base Metals Double Long	BDD
Base Metals Long	BDG
Base Metals Short	BOS
Base Metals Double Short	BOM

Intraday indicative value symbols

Base Metals Double Long	BDDIV
Base Metals Long	BDGIV
Base Metals Short	BOSIV
Base Metals Double Short	BOMIV

[1]ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index — Optimum Yield Industrial MetalsTM is July 12, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index — Optimum Yield Industrial Metals Excess ReturnTM (the "Base Metals Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Base Metals ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

[2]**The PowerShares DB Base Metals ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Base Metals ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares DB Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection.** Risks of investing in the PowerShares DB Base Metals ETNs include limited portfolio diversification, uncertain principal

BOM Financial Details

Ticker: BOM	
Last Update	03-May-2011 01:30 PM
Price	10.26
BOM Index Level*	248.79748
Indicative Intra-day Value **	10.35
Last end of day Value ***	10.43222
Last date for end of day Value	02-May-2011

Data Source: www.nyse.com
(Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the BOM
*** Last end of day BOM RP

BDD Financial Details

Ticker: BDD	
Last Update	03-May-2011 01:30 PM
Price	19.44
BDD Index Level*	248.79748
Indicative Intra-day Value **	19.36
Last end of day Value ***	19.20103
Last date for end of day Value	02-May-2011

Data Source: www.nyse.com
(Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the BDD
*** Last end of day BDD RP

BOS Financial Details

Ticker: BOS	
Last Update	03-May-2011 01:30 PM
Price	18.20
BOS Index Level*	248.79748
Indicative Intra-day Value **	18.11
Last end of day Value ***	18.18227
Last date for end of day Value	02-May-2011

Data Source: www.nyse.com
(Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the BOS
*** Last end of day BOS RP

BDG Financial Details

Ticker: BDG	
Last Update	03-May-2011 01:30 PM
Price	25.78
BDG Index Level*	248.79748
Indicative Intra-day Value **	25.83
Last end of day Value ***	25.72530
Last date for end of day Value	02-May-2011

Data Source: www.nyse.com
(Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the BDG
*** Last end of day BDG RP

Contact Information

Any questions please call
1-877-369-4617

CUSIP symbols
Base Metals Double Long  25154K841
Base Metals Long         25154K825
Base Metals Short        25154K833
Base Metals Double Short 25154K858

Details
ETN price at listing     $25.00
Inception date           6/16/08
Maturity date            6/01/38
Yearly investor fee      0.75%
Listing exchange NYSE    NYSE Arca

Risks(2)
    Non-principal protected
    Leveraged losses
    Subject to an investor fee
    Limitations on repurchase
    Concentrated exposure to Base
    Metals
    Acceleration risk

Benefits
    Leveraged and short notes
    Relatively Low Cost
    Intraday access
    Listed
    Transparent
    Tax Treatment(3)

Issuer Details

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations(2)

repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Base Metals ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Base Metals
ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Base Metals ETNs is zero, your Investment will expire worthless.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Base Metals ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Base Metals ETNs that you may repurchase directly from Deutsche
Bank AG, London Branch, as specified in the applicable pricing supplement.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Base Metals ETNs.
Sales in the secondary market may result in losses.

The PowerShares DB Base Metals ETNs are concentrated in aluminum, copper and zinc futures contracts. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares
DB Base Metals ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations(2)

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The PowerShares DB Base Metals ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The
ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Base Metals ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares Base Metals ETNs is entirely dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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